UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2017

RIGHTSIDE GROUP, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-36262	32-0415537
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5808 Lake Washington Blvd. NE, Suite 300

Kirkland, Washington 98033

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (425) 298-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01Completion of Acquisition or Disposition of Assets.

On January 20, 2017, Rightside Group, Ltd. (“Rightside” or the “Company”) and its wholly owned subsidiaries, Rightside Operating Co. (“Seller”) and eNom, Incorporated (“eNom”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Tucows Inc. (“Tucows”) and Tucows (Emerald), LLC, a wholly-owned subsidiary of Tucows Inc. (the “Purchaser”), pursuant to which the Purchaser purchased Rightside’s eNom business through the purchase of all of the outstanding stock of eNom from Seller in exchange for $83.5 million, less a net working capital adjustment of $6.8 million, resulting in net cash at closing of $76.7 million (the “Transaction”). The Transaction was completed on January 20, 2017 pursuant to the Purchase Agreement.

The purchase price is subject to customary adjustments following the closing, including a working capital adjustment to the extent such amount is greater or less than the estimated net working capital amount determined at closing. At the closing, the Company paid transaction expenses of approximately $4.0 million and substantially all of its existing indebtedness.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete, and is subject to, and qualified in its entirety by reference to, the full text of the Purchase Agreement, which is attached as Exhibit 2.1.

On January 20, 2017, the Company issued a press release announcing the entry into the Purchase Agreement. A copy of the press release was filed as an exhibit to the Company’s Current Report on Form 8-K dated January 20, 2017, and, to the extent relating to the closing of the Transaction, is incorporated herein by reference. The press release should be read in conjunction with the note regarding forward-looking statements, which is included in the text of the press release. Additional information on the financial impact of the Transaction is included in Item 9.01(b) below.

Item 2.05Costs Associated with Exit or Disposal Activities.

On January 20, 2017, the Company announced an organizational restructuring and cost reduction plan in connection with the Transaction. As part of the plan, the Company expects to eliminate approximately 36 full-time positions, representing approximately 15% of the Company’s workforce, primarily related to the eNom business. The Company expects to incur pre-tax restructuring charges of between approximately $0.5 million and $0.6 million for employee termination benefits and related costs as well as between $0.1 million and $0.2 million in other pre-tax restructuring charges. Substantially all of the restructuring charges are expected to result in cash expenditures. The majority of the restructuring charges are expected to be recorded in the first quarter of 2017, when the activities comprising the plan are expected to be substantially completed.

Item 9.01Financial Statements and Exhibits.

(b)  Pro Forma Financial Information

Unaudited pro forma financial information of the Company giving effect to the Transaction is filed as Exhibit 99.1 hereto and incorporated herein by reference. The unaudited pro forma condensed statements of operations for the nine months ended September 30, 2016 and the years ended December 31, 2015, 2014 and 2013 have been prepared giving effect to the Transaction as if the Transaction had taken place on January 1, 2013. The unaudited pro forma condensed balance sheet as of September 30, 2016 gives effect to the Transaction as if the Transaction had occurred effective September 30, 2016. These financial statements should be read together with the Notes provided thereto.

The unaudited pro forma financial information is for informational purposes only and does not purport to present what the results of the Company would actually have been had these transactions actually occurred on the dates presented or to project the Company’s results of operations or financial position for any future period. The information set forth in the unaudited pro forma financial information of the Company should be read together with (i) the Company’s unaudited condensed consolidated financial statements as of September 30, 2016 and 2015 included in the Company’s Quarterly Report filed with the SEC on November 9, 2016 on Form 10-Q for the quarter ended September 30, 2016 and (ii) the Company’s audited consolidated financial statements for the each of the years in the three-year period ended December 31, 2015, included in the Company’s Annual Report filed with the SEC on March 11, 2016 on Form 10-K for the year ended December 31, 2015.

(d)  Exhibits

Exhibit Number	Description
2.1	Purchase Agreement between Rightside Group, Ltd., eNom, Incorporated, Tucows Inc. and Tucows (Emerald), LLC dated as of January 20, 2017.*

99.1	Unaudited pro forma financial information of Rightside Group, Ltd. giving effect to the Transaction.

*Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rightside Group, Ltd.

	By:	/s/ Taryn J. Naidu
Taryn J. Naidu
Chief Executive Officer
Date: January 20, 2017

EXHIBIT INDEX

Exhibit Number	Description
2.1	Purchase Agreement between Rightside Group, Ltd., eNom, Incorporated, Tucows Inc. and Tucows (Emerald), LLC dated as of January 20, 2017.*
99.1	Unaudited pro forma financial information of Rightside Group, Ltd. giving effect to the Transaction.

*Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule to the Securities and Exchange Commission upon request.